================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                               (Amendment No. 2)*

                    Under the Securities Exchange Act of 1934


                           Hub International Limited
                           -------------------------
                              (Name of Issuer)


                                 Common Shares
                       ------------------------------
                       (Title of Class of Securities)


                                   4432P 10 1
                                 --------------
                                 (CUSIP Number)


                               DECEMBER 31, 2004
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [ ]    Rule 13d-1(c)

                  [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 2 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        V. PREM WATSA
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        CANADIAN
--------------------------------------------------------------------------------
    NUMBER OF
                           5       SOLE VOTING POWER
     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                    10,553,044
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH

                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    10,553,044
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,553,044
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 3 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        1109519 ONTARIO LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   10,553,044
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    10,553,044
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,553,044
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 4 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        THE SIXTY TWO INVESTMENT COMPANY LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
    NUMBER OF
                           5       SOLE VOTING POWER
     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   10,553,044
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    10,553,044
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,553,044
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 5 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        810679 ONTARIO LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   10,553,044
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    10,553,044
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,553,044
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 6 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        FAIRFAX FINANCIAL HOLDINGS LIMITED
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        CANADA
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   10,553,044
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    10,553,044
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        10,553,044
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 7 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        CLEARWATER INSURANCE COMPANY
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   5,374,094
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    5,374,094
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,374,094
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        16.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 8 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        MARKEL INSURANCE COMPANY OF CANADA
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   1,161,781
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    1,161,781
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,161,781
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                     Page 9 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        COMMONWEALTH INSURANCE COMPANY
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        BRITISH COLUMBIA, CANADA
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   950,110
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    950,110
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        950,110
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Cusip No. 4432P 10 1                  13G                    Page 10 of 24 Pages
--------------------------------------------------------------------------------
  1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        LOMBARD GENERAL INSURANCE COMPANY OF CANADA
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) [ ]
                                                             (b) [X]


--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        ONTARIO, CANADA
--------------------------------------------------------------------------------
    NUMBER OF              5       SOLE VOTING POWER

     SHARES
                           -----------------------------------------------------
   BENEFICIALLY            6       SHARED VOTING POWER

                                   2,809,184
     OWNED BY              -----------------------------------------------------
                           7       SOLE DISPOSITIVE POWER
       EACH
                           -----------------------------------------------------
     REPORTING             8       SHARED DISPOSITIVE POWER

    PERSON WITH                    2,809,184
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,809,184
--------------------------------------------------------------------------------
 10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.8%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON

        CO
--------------------------------------------------------------------------------

ITEM 1(a).        NAME OF ISSUER:

Hub International Limited

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

55 East Jackson Boulevard, Chicago, IL  60604

ITEM 2(a).        NAME OF PERSON FILING:

This statement is being jointly filed by the following persons (collectively, the "Reporting Persons"):

                   1.     V. Prem Watsa, an individual;

                   2. 1109519 Ontario Limited ("1109519"), a corporation incorporated under the laws of Ontario;

                   3. The Sixty Two Investment Company Limited ("Sixty Two"), a corporation incorporated under the laws of British Columbia;

                   4. 810679 Ontario Limited ("810679"), a corporation incorporated under the laws of Ontario;

                   5. Fairfax Financial Holdings Limited ("Fairfax"), a corporation incorporated under the laws of Canada;

                   6. Clearwater Insurance Company, a corporation incorporated under the laws of Delaware;

                   7. Markel Insurance Company of Canada, a corporation incorporated under the laws of Canada;

                   8. Commonwealth Insurance Company, a corporation incorporated under the laws of Canada; and

                   9. Lombard General Insurance Company of Canada, a corporation incorporated under the laws of Canada.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:

The addresses of the Reporting Persons are as follows:

                   1. Mr. Watsa's business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                   2. The principal business address and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                   3. The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

                   4. The principal business address and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                   5. The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

                   6. The principal business address and principal office address of Clearwater Insurance Company is 300 First Stamford Place, Stamford, Connecticut 06902;

                   7. The principal business address and principal office address of Markel Insurance Company of Canada is 55 University Avenue, Toronto, Ontario M5J 2H7;

                   8. The principal business address and principal office address of Commonwealth Insurance Company is 595 Burrard Street, Suite 1500, Vancouver, British Columbia V7X 1G4; and

                   9. The principal business address and principal office address of Lombard Insurance Company of Canada is 105 Adelaide Street West, 7th Floor, Toronto, Ontario M5H 1P9.

ITEM 2(c).        CITIZENSHIP:

V. Prem Watsa is a citizen of Canada.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

Common Shares

ITEM 2(e).        CUSIP NUMBER:

4432P 10 1

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2
                  (b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)       [ ]     Broker or Dealer registered under Section 15 of the Act (15
                  U.S.C. 78o);

(b)       [ ]     Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)       [ ]     Insurance Company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c);

(d)       [ ]     An Investment Company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)       [ ]     An investment adviser in accordance with Section 240.13d-1(b)
                  (1)(ii)(E);

(f)       [ ]     An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

(g)       [ ]     A parent holding company or control person, in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

(h)       [ ]     A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)       [ ]     A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

(j)       [ ]     Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP.

Based on the most recent information available, the aggregate number and percentage of the common shares (the "Shares") of Hub International Limited ("Hub") that are beneficially owned by each of the Reporting Persons, assuming full conversion of all of the convertible securities held by such Reporting Person, is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power, assuming full conversion of all of the convertible securities held by such Reporting Person, is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Shares reported as beneficially owned include Shares issuable upon conversion of certain convertible debentures, denominated in United States dollars, that are convertible into Shares based upon a fixed conversion price in Canadian dollars. For purposes of calculating the number of Shares issuable upon conversion of such convertible debentures, an exchange rate was used based on the average for the 20 business days immediately prior to December 31, 2004 of the noon buying rate in New York City for cable transfers of Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York (in accordance with the indenture under which the convertible debentures were issued).

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, Clearwater, Markel, Commonwealth or Lombard that such person is the beneficial owner of the Shares referred to herein for purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See attached Exhibit No. 1.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.          CERTIFICATION.

Not applicable

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2005                    V. Prem Watsa

                                            /s/  V. Prem Watsa
                                            ------------------------------------

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2005                    1109519 Ontario Limited

                                            By:        /s/  V. Prem Watsa
                                                   -----------------------------
                                                   Name:    V. Prem Watsa
                                                   Title:   President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2005                The Sixty Two Investment Company Limited

                                        By:         /s/  V. Prem Watsa
                                               ---------------------------------
                                               Name:    V. Prem Watsa
                                               Title:   President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2005                     810679 Ontario Limited

                                            By:         /s/  V. Prem Watsa
                                                   -----------------------------
                                                   Name:    V. Prem Watsa
                                                   Title:   President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2005                    Fairfax Financial Holdings Limited

                                            By:         /s/  Paul Rivett
                                                   -----------------------------
                                                   Name:    Paul Rivett
                                                   Title:   Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 9, 2005                   Clearwater Insurance Company

                                          By:         /s/  Donald L. Smith
                                                 -----------------------------
                                                 Name:     Donald L. Smith
                                                 Title:    Senior Vice President

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2005                    Markel Insurance Company of Canada

                                            By:         /s/  David G. Taylor
                                                   -----------------------------
                                                   Name:   David G. Taylor
                                                   Title:  Director

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2005                    Commonwealth Insurance Company

                                            By:         /s/  David G. Taylor
                                                   -----------------------------
                                                   Name:    David G. Taylor
                                                   Title:   Director

                                    SIGNATURE

                  After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2005                    Lombard General Insurance Company of
                                            Canada

                                            By:         /s/  David G. Taylor
                                                   -----------------------------
                                                   Name:    David G. Taylor
                                                   Title:   Director

                                  EXHIBIT INDEX

EXHIBIT NO.            DESCRIPTION
-----------            -----------

     1                 Members of filing group.

     2                 Joint Filing Agreement dated as of February 9, 2005 among
                       V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, Clearwater Insurance Company, Markel Insurance Company of Canada, Commonwealth Insurance Company and Lombard General Insurance Company of Canada.